Exhibit 10.33
COLLATERAL CARRY FORWARD AGREEMENT
FOR OWNER OF SEGREGATED PORTFOLIO
IN CALEDONIAN REINSURANCE SPC
THIS COLLATERAL CARRY FORWARD AGREEMENT, dated as of the 16th day of August, 2005 (referred to herein as the “Agreement”), is entered into by and between WESTWIND HOLDING COMPANY, LLC, a Florida limited liability corporation (referred to herein as “Shareholder”), PROGRESSIVE EMPLOYER SERVICES III, L.L.C., (referred to herein as the “Insured”), and GUARANTEE INSURANCE COMPANY, a South Carolina corporation (referred to herein as “GIC”).
WITNESSETH:
WHEREAS, the Insured is an affiliate or subsidiary of Shareholder; and
WHEREAS, the Insured is insured for certain workers’ compensation risks by GIC; and
WHEREAS, GIC additionally issues separate insurance policies to the Insured’s staffing accounts; and
WHEREAS, upon full and open discussion with GIC and such other parties as it may have deemed appropriate, Shareholder has chosen to participate in the reinsurance results of the Insured’s business insured with GIC, as a result of which Shareholder opted to establish and invest, pursuant to Cayman Islands law, in Segregated Portfolio 110 (referred to herein as “SP 110”) within CALEDONIAN REINSURANCE SPC, a Cayman Islands corporation (referred to herein as “Caledonian”), into which certain of the Insured’s insured risks will be reinsured. Pursuant to GIC’s reinsurance agreements with Caledonian and GIC’s understanding with Shareholder and the Insured, SP110 will participate in 90% of such reinsurance results, and GIC shall participate in 10% of the reinsurance results, subject to certain aggregate limits; and
WHEREAS, a requirement of said arrangement is that Shareholder or the Insured provide and maintain, on account with GIC, a certain amount of collateral during the time that the GIC policies are in effect, (referred to herein as the “Collateral Account”). The funds required to be maintained in the Collateral Account are to be determined in accordance with that certain initial Participation Agreement entered into by and between Shareholder and SP110 on or about August 16, 2004, as it may be amended, modified or renewed from time to time, (referred to herein as the “Participation Agreement”), as well as the provisions of this Agreement; and
WHEREAS, the Collateral Account may be comprised of cash, letters of credit or other financial instruments as GIC shall determine to be acceptable; and
WHEREAS, it is possible that, at any time while the policy is in effect, the Collateral Account shall have collateral that is more than the amount necessary to secure the Insured’s risks paid and incurred during the time while the policies covered by this Agreement are in effect (referred to herein as the “Overage” as further defined below); and
WHEREAS, it is also possible that, at any time while the policy is in effect, GIC may similarly determine that there are not sufficient funds in the Collateral Account during the time while the policies covered by this Agreement are in effect and therefore not sufficient to satisfy its collateral needs (referred to herein as the “Deficit” as further defined below); and
WHEREAS, in the event that GIC determines that there is an Overage, the Insured may carry over the Overage to have it credited and applied to the amount of collateral that GIC requires in the Collateral Account in connection with subsequent insurance coverages granted to the Insured;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Shareholder, the Insured and GIC agree as follows:
Section 1. Premium and Collateral. The Insured has paid or shall pay to GIC the premium, (referred to herein as the “Premium”), relating to the policies issued herewith and of even date herewith (referred to herein as the “the Policies”) for insurance against certain workers’ compensation risks during the policy year commencing August 16, 2005, and concluding August 15, 2006 (referred to herein as the “Current Policy Year”), which Premium is subject to adjustment over the course of the Current Policy Year depending on changes in employee enrollment at the Insured and which Premium is estimated to be $7,960,902.
For both the Prior Policy Year and the Current Policy Year, GIC has required and the Shareholder or the Insured has provided or shall provide maximum cash collateral (the “Cash Collateral”) equal to twenty percent (20%) of the Premium for each Policy Year (referred to herein as the “Overall Aggregate Limit”). The Cash Collateral for the Current Policy Year is estimated to be $1,592,180.00. Shareholder and/or the Insured agree to maintain the Cash Collateral initially in the Collateral Account at the amounts indicated below, subject to replenishment of any Deficits (as hereinafter defined) by the Shareholder and/or the Insured. The Premium has been or shall be paid in cash. The Collateral Account has been or shall be comprised of cash, letters of credit and such other financial instruments or liquid assets as shall be acceptable in kind and amount to GIC. Shareholder and/or the Insured agree to initially fund the Collateral Account as follows:
     A. Claims Under $75,000. The insurance policies for the Current Policy Year to be issued by GIC to the Insured and its affiliates and client companies will contain a $75,000.00 deductible per occurrence (the “Within the Deductible Claims”). Shareholder and/or the Insured shall pay GIC $500,000.00 in collateral to be applied by GIC to the Within the Deductible Claims, (the “Deductible Claims Collateral”), each of which claim shall not total more than $75,000.00. Said $500,000.00 shall be paid to GIC in five (5) equal monthly installments in accordance with the following schedule and amounts:

August 16, 2005	$100,000.00
September 16, 2005	$100,000.00
October 16, 2005	$100,000.00
November 16, 2005	$100,000.00
December 16, 2005	$100,000.00

Total:	$500,000.00

GIC shall credit the Insured with interest on the Deductible Claims Collateral on a monthly basis (on the first day of each month) based on the Federal Reserve overnight money market rates as quoted in The Wall Street Journal from time to time during the interim that these funds shall be held by GIC.
Every thirty (30) days, GIC shall bill the Insured for claims paid within the deductible during the immediately completed preceding month. Should the Insured fail to pay such billing within the thirty (30) days following the date of GIC’s billing, GIC shall have the right to cancel and terminate the coverage in accordance with the requirements of the state in which Insured is domiciled. Furthermore, GIC will have the right to offset any other funds of the Insured’s, Shareholder’s or SP 110’s, including but limited to collateral, SP 110 profits, or any other funds available to fulfill such obligations as necessary under this Agreement.
The parties agree and acknowledge that the monies discussed in this Section 1(A) shall not constitute part of the Cash Collateral spelled out and required under the Reinsurance Agreement applicable to the current policy issued to the Insured.
     B. Claims $75,000 or Higher. Shareholder or the Insured shall pay SP 110 $200,000.00 in collateral to be applied to any and all claims totaling or exceeding $75,000.01 (the “Excess Claims”), the pro rata portion of which shall have been sent to SP 110 by GIC in accordance with that certain Reinsurance Agreement between Shareholder and GIC, for which portion SP 110 is responsible to GIC in accordance with said Reinsurance Agreement. Shareholder or the Insured shall pay said $200,000.00 to SP 110 in five (5) equal monthly installments in accordance with the following schedule and amounts:

August 16, 2005	$40,000.00
September 16, 2005	$40,000.00
October 16, 2005	$40,000.00
November 16, 2005	$40,000.00
December 16, 2005	$40,000.00

Total:	$200,000.00

In addition, Shareholder and/or the Insured shall pay GIC, within ten (10) business days of GIC’s notification to them, any Deficit in the Collateral Account resulting from the application of development factors set forth in Section 3(B) of this Agreement.
The parties agree and acknowledge that the $200,000.00 shall constitute part of the Cash Collateral for the Current Policy Year and shall be credited to the Collateral Account immediately upon being paid by Shareholder or the Insured.
Section 2. SP 110. GIC shall cede reinsurance to SP110 as set forth the Reinsurance Agreement entered into by and between GIC and SP 110 in connection herewith.
Section 3.1. Policy Renewal, Overage and Deficit. The Insured has renewed the above-described coverage with GIC and Shareholder is continuing its participation in SP 110. The Insured was previously covered and participated as indicated above during the policy year that commenced August 16, 2004 and concluded August 15, 2005, (the “First Policy Year”). In that regard, Shareholder and/or the Insured were similarly required to maintain a certain level of collateral in the Collateral Account. GIC shall determine the level needed in the Collateral Account for the Current Policy Year utilizing the following guidelines, it being understood and agreed that references below to aggregate limits shall apply only to the Excess Claims and not in the case of the Within the Deductible Claims:
     A. If at any time GIC determines that an Overage exists in the Collateral Account, that Overage shall be carried over, applied and credited to the new amounts that Shareholder or the Insured will be required to deposit in the Collateral Account in connection with the issuance of a new policy or the continuation of an existing policy. If at any time GIC determines that a Deficit exists, Shareholder or the Insured shall, within ten (10) business days of being so notified by GIC, replenish the Collateral Account to the amount of the Deficit. GIC’s determination shall consider the following:
1.	Collateral Requirements. The Collateral Account has been established for the purpose of paying the Insured’s quota share of the losses, (the “Insured’s Quota Share Losses”), applicable to the policies which GIC has issued to the Insured”. Subject to an aggregate limit of $1,000,000 per occurrence (the “Per Occurrence Aggregate limit”) and the Insured and/or Shareholder shall be required to fund the Collateral Account to pay the Insured’s Quota Share Losses, for both policy years, which shall equal the sum of the following, multiplied by 90%:
a.	With respect to the First Policy Year, claims and expenses (including, but not limited to, so-called incurred but not reported claims and related expenses) attributable to the policies which GIC has issued to the Insured, up to the Per Occurrence Aggregate Limit or the Overall Aggregate Limit for the First Policy Year, whichever is less.

b.	With respect to the Current Policy Year, claims and expenses (including, but not limited to, so-called incurred but not reported claims and related expenses) attributable to the policies which GIC has issued to the Insured that are in excess of $75,000 per occurrence, but less than the Per Occurrence Aggregate Limit, up to the Overall Aggregate Limit for the Current Policy Year, whichever is less.
2.	Calculation of “Net Ceded Premium”. “Net Ceded Premium” shall be defined as 90% of the following amounts:
a.	With respect to the First Policy Year, the amount paid as gross premium by the Insured to GIC for the First Policy Year, less the portion thereof attributable to fixed costs (“Fixed Costs), which shall be defined as policy taxes, and GIC’s underwriting, fronting, claims handling, captive and reinsurance fees. As agreed to by the Insured and GIC prior to commencement of the First Policy Year, Fixed Costs for the First Policy Year constitute approximately 37% of gross premium remitted by the Insured to GIC for the First Policy Year.

b.	With respect to the Current Policy Year, the Collateral Account will be credited with the amount paid as gross premium by the Insured to GIC for the Current Policy Year, less the portion thereof attributable to Fixed Costs. As agreed to by the Insured and GIC contemporaneously herewith, Fixed Costs for the Current Policy Year constitute approximately 38% of gross premium to be remitted by the Insured to GIC for the Current Policy Year. Attached hereto and incorporated herein is a premium rating algorithm for the Current Policy Year.
3.	Balance of Collateral Account. The Collateral Account shall be credited with Net Ceded Premium for the First Policy Year, Net Ceded Premium to be paid during the Current Policy Year, and all investment income attributed to SP110. The Collateral Account shall be debited with the amount of any dividends related to SP 110 that have been paid to Shareholder, and with any funds withdrawn to pay the Insured’s Quota Share Losses.

4.	Calculation of “Overage” or Deficit.” If the balance of the Collateral Account for both policy years, plus funds previously withdrawn to pay the Insured’s Quota Share Losses, exceeds the amount of the Insured’s Quota Share Losses attributable to both policy years, the difference thereof shall be defined as an “Overage”. If the balance of the Collateral Account for both policy years, plus funds previously withdrawn to pay the Insured’s Quota Share Losses, is less than the amount of the Insured’s Quota Share Losses attributable to both policy years, the difference thereof shall be defined as a “Deficit”. If a Deficit exists, Shareholder or the Insured shall be required to add to the Collateral Account adequate funds, as determined by GIC in accordance herewith, to eliminate the Deficit. The calculation of whether an Overage or a Deficit exists may be made by GIC at any time, and Shareholder and/or the Insured agree to fund the Collateral Account to eliminate any Deficit by funding the Collateral Account within ten (10) business days after receiving such notification from GIC, provided however, that at no time shall the Insured or Shareholder be obligated to make any payment to the Collateral Account if such payment will result in the payment of Cash Collateral in excess of the Overall Aggregate Limit. Likewise, in the event an Overage exists, the Insured shall be entitled to a credit that may be applied against future Cash Collateral requirements of the Insured.

5.	Application of Industry Standards. In all circumstances, incurred losses and claim reserves shall be established and determined in accordance with industry standards. Notwithstanding anything that may be contained herein to the contrary, for purposes of determining the existence of Overages and Deficits as defined by this Agreement, the Insured’s risks, paid and incurred, shall be calculated and determined by taking the incurred losses of the Insured for each policy year to which this Agreement applies, multiplied by the applicable incurred loss development factors promulgated or approved by the National Council on Compensation Insurance, (“NCCI”), for the State of Florida (or the applicable state to which the Insured’s claims relate) for each respective policy year. If NCCI has not promulgated factors for any applicable period, then extrapolated NCCI factors shall be applied.
     B. If, at any time after crediting the Overage to the Collateral Account, the Insured’s loss and/or expense development subsequently deteriorates in cases attributable to past policies, or actual losses or expenses subsequently occur that are attributable to past policies, GIC may withdraw and apply the amount of the Overage and other funds and assets from the current Collateral Account necessary to cover such loss and/or expense deterioration or actual losses and/or expenses. Shareholder and the Insured acknowledge that, in such event, GIC may require Shareholder or the Insured to replenish the Collateral Account to the level it stood before the requisite amount of the Overage and, if applicable, other funds and assets, were withdrawn to cover the past loss and/or expense deterioration or actual losses and/or expenses. Shareholder and the Insured additionally acknowledge that, in the event of a Deficit that cannot be funded by the return of the Overage, GIC may also require Shareholder and/or the Insured to fund the Collateral Account to levels necessary to address the deterioration of losses and expenses. Shareholder and the Insured agree to replenish such amount within the aforementioned ten (10) business days after receiving notification from GIC. At all times, GIC shall make available to Insured and/or Shareholder all related records for Shareholder’s or the Insured’s review. Further, GIC shall provide Shareholder with accountings of the balance of the Collateral Account no less than monthly. Notwithstanding anything contained herein to the contrary, at no time shall the Insured or Shareholder be obligated to replenish any Deficit or pay any funds into the Collateral Account if such payment will result in the payment of Cash Collateral in excess of the Overall Aggregate Limit.

C. As of six (6) months after the expiration or earlier termination of the policies for the Current Policy Year, and as of every six (6) months thereafter, (the “Evaluation Dates”), GIC shall calculate whether or not an Overage or Deficit exists. Within thirty (30) days after each Evaluation Date, GIC shall provide the Insured and/or Shareholder with a detailed accounting, which shall include a calculation of the amounts held in the Collateral Account and the amount of the Insured’s Quota Share Losses as of the particular Evaluation Date. With respect to the Insured’s Quota Share Losses, the accounting shall include a breakdown that itemizes the reserves, amounts paid, amounts incurred and loss development factors applied. In the event an Overage exists, GIC further agrees to use reasonable best efforts to assist shareholder in obtaining any dividends it is entitled to from Caledonian in connection with SP110’s reinsurance results. To the extent, if any, that Shareholder does not receive within sixty (60) days after each Evaluation Date any SP110 dividends that it is entitled to as a result of the Participation Agreement, GIC agrees that Shareholder or the Insured shall have the right to have such dividends credited to any future sums due to GIC until such dividends are paid.
Section 3.2. Deductible Claims Collateral. As of each Evaluation Date, and in addition to the accounting required above, GIC shall also provide the Insured with an accounting of the then existing balance of the Deductible Claims Collateral, plus earned interest, (the “Deductible Collateral Account”), and a statement reflecting the amount of outstanding reserves within the Insured’s deductible limits of $75,000 per occurrence, (the “Deductible Reserves”). The Deductible Reserves shall be calculated by:
A.	Taking the incurred amount of the Insured’s Quota Share Losses attributable to the Current Policy Year, (the “Developed Loss Amount”), which is already inclusive of increases due to the application of the then applicable NCCI loss development factors for the particular Evaluation Date;

B.	Subtracting the portion of the Developed Loss Amount that is in excess of the Insured’s deductible limits of $75,000 per occurrence; and

C.	Subtracting the amounts previously paid by the Insured to GIC for losses within the Insured’s deductible limits of $75,000 per occurrence.
If the amount in the Deductible Collateral Account exceeds the amount of the Deductible Reserves as of any Evaluation Date, then GIC shall return, release or otherwise credit to the Insured the amount of such excess no later than forty-five (45) days after the Evaluation Date.
Section 4. Indemnification. Shareholder and the Insured acknowledge that, in the insurance business, losses, expenses and reserves established to cover losses are best estimates as to what those losses, expenses and reserves will be or should be. In this regard, Shareholder and the Insured acknowledge that losses, expenses and reserves are final and definite only upon the full and final settlement of the claim to which they pertain. As a result, Shareholder and the Insured agree to jointly or severally indemnify and hold GIC harmless from and against any such estimates and agree to be bound by, and respond with regard to, any additional premium or collateral that GIC, in its best judgment, determines are necessary, as well as the loss, expense or reserve amounts as they turn out to be on final settlement of the claim to which they pertain.
Section 5. Final Settlement. Once a policy has lapsed, run off and reached its end, the parties hereto will, using the calculations referred to above, effect a final settlement with regard to the coverage provided under the particular policy under consideration, as affected by the terms and conditions of the Reinsurance Agreement. Such final settlement shall include a final determination as to whether GIC is owed additional Premium or Cash Collateral, or whether Shareholder is entitled to a dividend from SP 110.
Section 6. Term. This Agreement shall be for a term of one (1) year from August 16, 2005, and shall run concurrently with such insurance and continue until such insurance is run off, cancelled, lapsed or not renewed.
Section 7. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given when delivered by hand, mailed by first class, certified mail, return receipt requested, postage and certificate fees prepaid, or by overnight mail service, fees prepaid, and addressed as follows:
          A. If to Shareholder or the Insured:
Westwind Holding Company, LLC
7560 Commerce Court
Sarasota, FL 33243
Attn: Steven F. Herrig
          B. If to GIC:
Guarantee Insurance Company
1061 521 Corporate Center Drive
Fort Mill, SC 29715
Attn: Marvin J. Cashion
E.V.P. & Chief Legal Officer
Addresses may be changed by notice in writing signed by the addressee.
Section 8. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida without consideration of the State’s law on conflicts or choice of laws. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof and no party hereto has made any representation, warranty or covenant in connection with the matters set forth herein except as expressly stated herein or in any documents referred to herein. All the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors, heirs and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto, their respective representatives, successors, heirs and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other, provided however, that the rights of the Insured and Shareholder are freely assignable to each other. In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect. The headings of this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Shareholder, the Insured and GIC have executed and entered into this Agreement as of the date first above written.

WESTWIND HOLDING COMPANY, LLC:
By:
Title: CEO

PROGRESSIVE EMPLOYER SERVICESIII, LLC:
By:
Title: CEO

GUARANTEE INSURANCE COMPANY:
By:
Title: Chairman